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   Wellington [Video For Hartford Funds Internal Use Only]

Mortimer, Stephen 0:09

Hi, I’m Steve Mortimer, portfolio manager for the Hartford Growth Opportunities Fund. I’d like to speak to you briefly today to explain why we’re asking for a proxy change to reclassify the fund from a diversified fund to a non-diversified fund. First of all, we know that the market has become significantly more top-heavy. A small number of very large companies now represent an unusually high share of the major U.S. equity benchmarks, making the SEC 1940 Act diversification limits increasingly restrictive for active managers. Within the Russell 3000 growth, 5% positions total just under 43% as of July this year, And with future large IPOs likely, we think this concentration could move even higher. Second, the proposed change gives the investment team greater flexibility. Moving to a non-diversified status would allow position sizes, particularly in the largest benchmark companies, to reflect our fundamental views rather than be constrained by the fund’s diversification classification. In times when there is a significant positive correlated return among these largest stocks, it would be impossible to be overweight all of them currently if that was the right thing to do for you. We saw this last in 2023, and while the fund outperformed that year, all the largest names were up more than the benchmark, and our success was solely attributed to owning only the very best of that group of stocks. Third, it’s important to highlight our investment philosophy and process is not changing. We’ll continue to evaluate companies and make investment decisions using the same research, conviction, and risk-reward framework we have before. Fourth, the goal for this is better implementation for shareholders. Greater flexibility allows us to express conviction and manage benchmark relative risk in a more dynamic way as market leadership, the number of mega caps, and individual company weights evolve. Having this flexibility going forward is super important in a market that’s exhibiting high levels of volatility and return potential. And finally, I’ll leave you with a stat that more than half of the assets in the Morningstar U.S. large cap growth category are already in non-diversified funds. So this move is not without precedent. Thanks very much for your time, and I look forward to continuing to earn your trust.

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Forward-Looking Statements. Certain statements in this communication are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s current expectations and assumptions and are subject to risks, uncertainties, and changes in circumstances that could cause actual results to differ materially from those expressed or implied. Forward-looking statements include, among other things, statements regarding the anticipated effects and benefits to shareholders of the proposed change to non-diversified status for certain Hartford Funds, the anticipated portfolio management flexibility and investment outcomes following shareholder approval, and any statements regarding the expected continuity of a Fund’s investment objective, strategies, and fees. There can be no assurance that shareholder approval will be obtained or that the anticipated effects of the proposal will be realized. Neither Hartford Funds nor Wellington Management undertakes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by law.

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